Filed pursuant to Rule 433

Registration No. 333-238461

August 4, 2020

Final Term Sheet

EUR 1,000,000,000 0.375% Global Bonds due 2023

To be fungible and form a single series with KfW’s

EUR 5,000,000,000 0.375% Global Bonds due 2023, of which

EUR 3,000,000,000 were issued on January 14, 2016,

EUR 1,000,000,000 were issued on March 1, 2018, and

EUR 1,000,000,000 were issued on September 12, 2018

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,000,000,000

Denomination:	EUR 1,000

Maturity:	March 15, 2023

Redemption Amount:	100%

Interest Rate:	0.375% per annum, payable annually in arrears

Date of Pricing:	August 4, 2020

Closing Date:	August 10, 2020

Interest Payment Dates:	March 15 in each year

First Interest Payment Date:	March 15, 2021 (for interest accrued from, and including, March 15, 2020 to, but excluding, March 15, 2021)

Accrued Interest:	In the aggregate amount of EUR 1,520,547.95 from, and including, March 15, 2020 to, but excluding, August 10, 2020 (for aggregate principal amount of EUR 1,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	102.563%, plus Accrued Interest

Underwriting Commissions:	0.000%

Proceeds to Issuer:	102.563%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A168Y22

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Manager:	BofA Securities

Stabilization Manager:	BofA Securities Europe SA

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205388/d889057d424b3.htm . KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205348/d889037d424b3.htm . Alternatively, BofA Securities, Inc. will arrange to send you the prospectus, which you may request by calling toll-free +1-800-294-1322.

Notice by the Manager to Distributors regarding MiFID II Product Governance

The Manager acting in its capacity as manufacturer of the bonds in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby informs prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the Manager in respect of the bonds in accordance with the product governance rules under MiFID II has led the Manager to the conclusion that: (i) the target market for the bonds is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the bonds are appropriate. Any distributor should take into consideration the Manager’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the Manager’s target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.